EXHIBIT 4.6

PROS HOLDINGS, INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Non-Plan Award)

________________________ (the “Participant”) has been granted an award of Restricted Stock Units (the “Award”) pursuant to the PROS Holdings, Inc. Restricted Stock Units Agreement (the “Agreement”) and this Notice of Grant of Restricted Stock Units, each of which entitles the Participant to the right to receive on the applicable Settlement Date one (1) share of Stock of PROS Holdings, Inc., as follows:

Date of Grant:	_______________
Number of Restricted Stock Units:	_______________, subject to adjustment as provided by the Agreement.
Settlement Date:	For each Unit, except as otherwise provided by the Agreement, the date on which such unit becomes a Vested Unit in accordance with the vesting schedule set forth below.
Vested Units: Except as provided by the Agreement and provided that the Participant’s Service has not terminated prior to the relevant date, the number of Vested Units (disregarding any resulting fractional Unit) as of any date is determined as follows::

	Vesting Date	No. Units Vesting	Cumulative No. Vested Units

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Agreement, which is made a part of this document. The Participant represents that the Participant has read and is familiar with the provisions of the Agreement and hereby accepts the Award subject to all of their terms and conditions.

PROS HOLDINGS, INC.    PARTICIPANT

By:     Signature
Its:     Date
Address:    3100 Main Street, Suite #900    Address
Houston, TX 77002

ATTACHMENTS:	PROS Holdings, Inc. Restricted Stock Units Agreement (Non-Plan Award) and Award Prospectus

PROS HOLDINGS, INC.
RESTRICTED STOCK UNITS AGREEMENT
(NON-PLAN AWARD)

PROS Holdings, Inc. (NYSE: PRO) has granted on __________________ (the “Effective Date”) to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an award consisting of Restricted Stock Units subject to the terms and conditions set forth in the Grant Notice and this Agreement (the “Award”). This Award has not been granted pursuant to the PROS Holdings, Inc. 2007 Equity Incentive Plan or any other stock-based compensation plan of the Company. This Award is made in reliance on the shareholder approval exemption under NYSE Listed Company Manual Section 303A.08 applicable to inducement awards.
By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement and a prospectus for the Award prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Award Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice and this Agreement and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee (defined below) upon any questions arising under the Grant Notice, this Agreement or the Award Prospectus.
1.Definitions and Construction.
1.1Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice.
(a)“Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by a written contract of employment or service, the occurrence of any of the following:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d‑3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then‑outstanding securities entitled to vote generally in the election of directors of the Company; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) an acquisition by any such person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (2) any acquisition directly from the Company, including, without limitation, a public offering of securities, (3) any acquisition by the Company, (4) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (5) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii)an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors of the Company or, in the case of an Ownership Change Event described in Section 1.1(i)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)a liquidation or dissolution of the Company; provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 1.1(a) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors (as defined herein). Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Agreement by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
(b)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(c)“Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer this Agreement and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer this Agreement, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(d)“Company” means PROS Holdings, Inc., a Delaware corporation, or any successor corporation thereto.
(e)“Dividend Equivalent Units” mean additional Restricted Stock Units credited pursuant to Section 3.3.
(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(g)“Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
(ii)Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or market system and consistently applied, or on any other basis consistent with the requirements of Section 409A. The Committee may also determine the Fair Market Value upon the average selling price of the Stock during a specified period that is within thirty (30) days before or thirty (30) days after such date. The Committee may vary its method of determination of the Fair Market

Value as provided in this Section for different purposes under this Agreement to the extent consistent with the requirements of Section 409A.
(iii)If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.
(h)“Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but who was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
(i)“Insider Trading Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by its directors, officers, employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.
(j)“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(k)“Participating Company” means the Company or any parent corporation or subsidiary corporation the Company.
(l)“Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.
(m)“Service” means the Participant’s employment or service with the Participating Company Group, whether in the capacity of an employee, a director or a consultant. The Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating. Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, the Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Award. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
(n)“Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 9.
(o)“Termination After a Change in Control” means the occurrence of either of the following events upon, or within eighteen (18) months after, a Change in Control:
(i)termination by the Participating Company Group of the Participant’s Service for any reason other than Cause, the Participant’s death or the Participant’s Disability; or

(ii)the Participant’s resignation from all capacities in which the Participant is then rendering Service within ninety (90) days following a reduction of the Participant’s base salary by fifteen percent (15%) or more without the Participant’s express written consent, provided that the Participant delivered written notice to the Participating Company employing the Participant of such reduction within thirty (30) days of its initial occurrence and the Participating Company has failed to cure such reduction within thirty (30) days following such written notice.
(p)“Units” mean the Restricted Stock Units originally granted pursuant to the Award and the Dividend Equivalent Units credited pursuant to the Award, as both shall be adjusted from time to time pursuant to Section 9.
1.2Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
2.Administration.
All questions of interpretation concerning the Grant Notice and this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.
3.The Award.
3.1Grant of Restricted Stock Units. On the Date of Grant, the Participant shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 3.3 and Section 9. Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) share of Stock.
3.2No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.
3.3Dividend Equivalent Units. On the date that the Company pays a cash dividend to holders of Stock generally, the Participant shall be credited with a number of additional whole Dividend Equivalent Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per share of Stock on such date and (ii) the total number of Restricted Stock Units and Dividend Equivalent Units previously credited to the Participant pursuant to the Award and which have not been settled or forfeited pursuant to the Company Reacquisition Right (as defined below) as of such date, by (b) the Fair Market Value per share of Stock on such date. Any resulting fractional Dividend Equivalent Unit shall be rounded to the nearest whole number. Such additional Dividend Equivalent Units shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Restricted Stock Units originally subject to the Award with respect to which they have been credited.
4.Vesting of Units.
4.1Normal Vesting. Except as otherwise provided by this Section, Units shall vest and become Vested Units as defined and provided in the Grant Notice. Dividend Equivalent Units shall become

Vested Units at the same time as the Restricted Stock Units originally subject to the Award with respect to which they have been credited. In the event that a Vesting Date as provided by the Grant Notice (an “Original Vesting Date”) would occur on a date on which a sale by the Participant of the shares to be issued in settlement of the Units becoming Vested Units on such Original Vesting Date would violate the Insider Trading Policy of the Company, such Vesting Date shall be deferred until the first to occur of (a) the next business day on which a sale by the Participant of such shares would not violate the Insider Trading Policy or (b) the later of (i) the last day of the calendar year in which the Original Vesting Date occurred or (ii) the last day of the Company’s taxable year in which the Original Vesting Date occurred.
4.2Federal Excise Tax Under Section 4999 of the Code.
a.Excess Parachute Payment. In the event that any vesting pursuant to this Agreement and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Section 280G of the Code, the amount of any acceleration of vesting called for under this Agreement shall not exceed the amount which produces the greatest after-tax benefit to the Participant.
b.Determination by Independent Accountants. Upon the occurrence of any event that might reasonably be anticipated to give rise to application of Section 4.4(a) (an “Event”), the Company shall promptly request a determination in writing by independent public accountants selected by the Company (the “Accountants”). Unless the Company and the Participant otherwise agree in writing, the Accountants shall determine and report to the Company and the Participant within twenty (20) days of the date of the Event the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 4.4(a).
5.Company Reacquisition Right.
5.1Grant of Company Reacquisition Right. In the event that the Participant’s Service terminates for any reason or no reason, with or without Cause, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor (the “Company Reacquisition Right”), subject to the provisions of any employment, service or other agreement between the Participant and a Participating Company referring to this Award.
5.2Ownership Change Event, Dividends, Distributions and Adjustments. Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 9, any and all new, substituted or additional securities or other property (other than regular, periodic dividends paid on Stock pursuant to the Company’s dividend policy) to which the Participant is entitled by reason of the Participant’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the Ownership Change Event, dividend, distribution or adjustment, as the case may be. For purposes of determining the number of Vested Units following an Ownership Change Event, dividend, distribution or adjustment, credited Service shall include all Service with any corporation which is a

Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after any such event.
6.Settlement of the Award.
6.1Issuance of Shares of Stock. Subject to the provisions of Section 6.3 below, the Company shall issue to the Participant, on the Settlement Date with respect to each Unit to be settled on such date, one (1) share of Stock. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3, Section 7 or the Insider Trading Policy.
6.2Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
6.3Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
6.4Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.
7.Tax Withholding.
7.1In General. Subject to Section 7.2, at the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes and (if applicable) taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes) and required by law to be withheld with respect to any taxable event arising as a result of the Participant's participation in this Agreement (referred to herein as “Tax-Related Items”).
7.2Withholding of Taxes. The Company or any other Participating Company, as appropriate, shall have the authority and the right to deduct or withhold, or require the Participant to remit to the applicable Participating Company, an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be necessary in the opinion of the applicable Participating Company to satisfy such Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy). In this regard, the Participant authorizes the applicable Participating Company or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)withholding from the Participant’s wages or other cash compensation paid to the Participant by the applicable Participating Company; or
(b)withholding from proceeds of the sale of shares acquired upon vesting and settlement of the Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or
(c)withholding in shares to be issued upon vesting and settlement of the Units; or
(d)direct payment from the Participant.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Participant is covered by a Company tax equalization policy, the Participant agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy. Finally, the Participant shall pay to the applicable Participating Company any amount of Tax-Related Items that the Participating Company may be required to withhold as a result of the Participant's participation in this Agreement that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares that may be issued in connection with the settlement of the Units if the Participant fails to comply with his or her Tax-Related Items obligations.
7.3Tax Advice. The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. THE PARTICIPANT UNDERSTANDS THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
8.Effect of Change in Control on Award.
In the event of a Change in Control, if the Company’s rights and obligations with respect to outstanding Units are not assumed, continued or substituted for by the Acquiror as described in Section 4.2, the Award shall be settled in accordance with Section 6 and in no event later than the fifteenth (15th) day of the third month following the end of the calendar year of the consummation of the Change in Control.
9.Adjustments for Changes in Capital Structure.
Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any and all, new, substituted or additional securities or other property to which the Participant is entitled by reason of ownership to shares acquired pursuant to the Award will be immediately subject to the provisions of this Award on the same basis as all shares originally acquired hereunder. Any fractional Unit or share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.
10.Rights as a Stockholder.
The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 3.3 and Section 9.
11.Legends.
The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this section.
12.Compliance with Section 409A.
It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with this Award that may result in a deferral of compensation as described in Section 409A of the Code (“Section 409A Deferred Compensation”) shall comply in all respects with the applicable requirements of Section 409A (including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non‑compliance. In connection with effecting such compliance with Section 409A, the following shall apply:
12.1Required Delay in Payment to Specified Employee. If the Participant is a “specified employee” of a publicly traded corporation as defined under Section 409A(a)(2)(B)(i) of the Code, unless subject to an applicable exception under Section 409A, any payment of Section 409A Deferred Compensation in connection with a “separation from service” (as determined for purposes of Section 409A) shall not be made until six (6) months after the Participant’s separation from service (the “Section 409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the Section 409A Deferral Period, the payments of Section 409A Deferred Compensation which would otherwise have been made in the Section 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the Section 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.
12.2Other Delays in Payment. Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with Section 409A of the Code.
12.3Amendments to Comply with Section 409A; Indemnification. Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A of the Code without prior notice to or consent of the Participant. The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A of the Code.

13.Miscellaneous Provisions.
13.1Termination or Amendment. The Committee may terminate or amend this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation or as provided in Section 12.3. No amendment or addition to this Agreement shall be effective unless in writing.
13.2Nontransferability of the Award. Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
13.3Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
13.4Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
13.5Delivery of Documents and Notices. Any document relating to the Award or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
(a)Description of Electronic Delivery. The Award documents, which may include but do not necessarily include: the Grant Notice, this Agreement, the Award Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Award as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Award, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.5(a) of this Agreement and consents to the electronic delivery of the Award documents, as described in Section 13.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised

e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).
13.6Administration. The Committee shall have the power to interpret this Award Agreement and to adopt such rules for the administration, interpretation and application of the Award Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement or the Units.
13.7Integrated Agreement. The Grant Notice and this Agreement, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Award, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
13.8Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Texas, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.
13.9Relocation Outside the United States. If the Participant relocates to a country outside the United States, the Company reserves the right to impose other requirements as a result of this Agreement, on the Units and on any shares acquired pursuant to this Agreement, to the extent the Company determines necessary or advisable in order to comply with local law or facilitate this Agreement, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
13.10Severability. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.
13.11Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.